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                               OFFER TO EXCHANGE                    EXHIBIT 99.4
                         11 3/8% SENIOR NOTES DUE 2008
                 (REGISTERED UNDER THE SECURITIES ACT OF 1933)
                       FOR ANY AND ALL OF ITS OUTSTANDING
                         11 3/8% SENIOR NOTES DUE 2008
                                       OF

                            MSX INTERNATIONAL, INC.

To Our Clients:

     We are enclosing herewith a Prospectus dated                     , 1998 of
MSX International, Inc., a Delaware corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 11 3/8% Senior Notes due 2008 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 11 3/8% Senior Notes due 2008 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON                     , 1998, UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of business, and (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Note, where such Old Notes were acquired as the result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
                                          Very truly yours,